Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-3

(Form Type)

Biophytis S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, €0.01 nominal value per share(4)	457(o)
	Equity	Preferential Shares, €0.01 nominal value per share(5)	457(o)
	Debt	Debt Securities	457(o)
	Other	Warrants	457(o)
	Other	Units	457(o)
	Unallocated (Universal) Shelf	—	457(o)		(1)		(2)	$100,000,000	0.0001102	$11,020.00	(3)
Fees Previously Paid	—	—	—	—		—		—		—
	Total Offering Amounts							$100,000,000		$11,020.00
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$11,020.000

(1)	There are being registered hereunder such indeterminate number of shares of ordinary shares and preferential shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase ordinary shares, preferential shares or debt securities, and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder as units. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of ordinary shares and preferential shares and amount of debt securities as may be issued upon conversion of or exchange for preferential shares or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of ordinary shares and preferential shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to pursuant to Item 9(b) of Form F-3 under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(4)	The ordinary shares registered hereby may be represented by the American Depositary Shares (“Ordinary ADSs”), each of which represents 10 ordinary shares (or a right to receive 10 ordinary shares). Ordinary ADSs issuable upon deposit of the ordinary shares registered hereby have been or will be registered under a separate registration statement on Form F-6.

(5)	The preferential shares registered hereby may be represented by Preferential ADSs, each of which will represent a specified number of preferential shares. Preferential ADSs issuable upon deposit of the preferential shares registered hereby will be registered under a separate registration statement on Form F-6.